Exhibit 10.27

SECURITIES TRANSFER AGREEMENT

This Securities Transfer Agreement (this “Agreement”), dated as of September ___, 2025, is made and entered into by and between Mercury Capital LLC, a limited liability company formed under the laws of the state of Delaware (the “Sponsor”) and Blue Bird Capital Enterprises, LLC (the “Recipient”).

W I T N E S S E T H

WHEREAS, Plum Acquisition Corp. III, a Cayman Islands exempted company (“SPAC”), Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (“Pubco”) and Tactical Resources Corp., a corporation formed under the laws of the Province of British Columbia (the “Company”), among others, are parties to that certain Business Combination Agreement, dated as of August 22, 2024 and as amended on December 12, 2024, January 28, 2025 and July 29, 2025, which provides for, among other things, a business combination among SPAC, Pubco and the Company (the “Business Combination”);

WHEREAS, the Sponsor is party to that certain Sponsor Support Agreement, dated as of August 22, 2024, as amended by Amendment No. 1 thereto (so amended, the “Sponsor Support Agreement”), pursuant to which the Sponsor is obligated to use commercially reasonable efforts to transfer certain Class B Units of the SPAC held by the Sponsor (the “Sponsor Incentive Units”) to certain third parties as provided for in Sections 4(a), 4(b) and 4(c) thereto (the “Third Party Transfers”), and it is entitled, upon the closing of the Business Combination, to retain any Sponsor Incentive Units not so transferred (the “Retained Sponsor Incentive Units”); and

WHEREAS, the Sponsor wishes to transfer to the Recipient a portion of the Retained Sponsor Incentive Units as set forth with respect to the Recipient on Schedule A hereto, subject to the terms and limitations provided for herein, and the Recipient agrees to accept such Retained Sponsor Incentive Units and be bound by the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Transfer of Securities.

(i)	Subject to the limitation on the Sponsor’s transfers of the Sponsor Incentive Units provided for under Section 4 of the Sponsor Support Agreement, immediately prior to the consummation of the Business Combination (the “Closing”), the Sponsor shall assign and transfer a portion of the Retained Sponsor Incentive Units to the Recipient as set forth on Schedule A.

(ii)	Subject to the vesting and any forfeiture as provided for in Section 2(i) hereof, at the Closing, the Recipient will have full ownership rights to the Retained Sponsor Incentive Units (or the securities into which the Retained Sponsor Incentive Units may be converted, exchanged or subdivided) transferred hereby, including the right to vote such securities and to receive dividends and distributions thereon, provided the Recipient may only transfer the Retained Sponsor Incentive Units in accordance with Section 6 hereof.

(iii)	The Recipient agrees and acknowledges that the Retained Sponsor Incentive Units (or the securities into which the Retained Sponsor Incentive Units may be converted, exchanged or subdivided) are subject to vesting and forfeiture as described in Section 2.

(iv)	The Recipient has been provided a copy of the Sponsor Support Agreement and acknowledges that the Sponsor is obligated to use commercially reasonable efforts to achieve the Third Party Transfers, and that such Third Party Transfers may result in the transfer of all Sponsor Incentive Units held by the Sponsor to third parties and therefore no Retained Sponsor Incentive Units available for transfer hereunder. The Sponsor’s agreement to transfer Retained Sponsor Incentive Units hereunder is not a representation, warranty or guarantee that any Retained Sponsor Incentive Units will be available for transfer hereunder and the Recipient hereby waives any claims to the contrary.

Section 2. Earnout.

(i)	If the Retained Sponsor Incentive Units transferred hereunder shall not have vested as provided for in Section 2(ii) or Section 2(iii) below on or before the 10th anniversary of the Closing (the “Earnout Period”), the Retained Sponsor Incentive Units transferred hereunder shall be surrendered to Pubco and forfeited and shall be delivered in certificated or book-entry form to Pubco for cancellation for no consideration and shall cease to represent any interest in Pubco, effective as of such date;

(ii)	If, at any time during the Earnout Period, the daily volume weighted average closing sale per share price of each Pubco Common Share is greater than or equal to $11.00 for any 20 trading days within any 30-trading day period, 50% of the Retained Sponsor Incentive Units transferred hereunder shall become fully vested; and

(iii)	If, at any time during the Earnout Period, daily volume weighted average closing sale the per share price of each Pubco Common Share is greater than or equal to $12.00 for any 20 trading days within any 30-trading day period, all of the Retained Sponsor Incentive Units transferred hereunder shall become fully vested.

Section 3. Blocker. Notwithstanding anything contained herein to the contrary, the Recipient agrees that subsequent to the Business Combination the voting rights represented by the Retained Sponsor Incentive Units (or the securities into which the Retained Sponsor Incentive Units may be converted, exchanged or subdivided) will not be exercisable by the Recipient, in whole or in part, and Pubco (or the entity to be renamed Tactical Resources Corporation subsequent to the Business Combination, referred to as the Company) will not give effect to any such exercise of voting rights, if, as a result of exercising such voting rights, the Recipient would, directly or indirectly, together with its affiliates, and any person or company acting jointly or in concert with the Recipient (the “Joint Actors”), would in the aggregate beneficially own, or exercise control or direction over that number of voting securities of the Company which is ten percent (10.0%) or greater of the total issued and outstanding voting securities of the Company. For the avoidance of doubt, the voting rights with respect to the Retained Sponsor Incentive Units (or the securities into which the Retained Sponsor Incentive Units may be converted, exchanged or subdivided) will not be exercisable by the Recipient, and the Company will not give effect to any such exercise of such voting rights, if, after giving effect to such exercise, the Recipient, together with its Joint Actors, would be deemed to hold a number of voting securities sufficient to materially affect the control of the Company.

Section 4. No Conflicts. Each party represents and warrants that neither the execution and delivery of this Agreement by such party, nor the consummation or performance by such party of any of the transactions contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

Section 5. Representations and Warranties. The Recipient represents and warrants as follows. Such Recipient has no need for liquidity in its investment in the Retained Sponsor Incentive Units for the foreseeable future and is able to bear the risk of that investment for an indefinite period. Such Recipient acknowledges and hereby agrees that the Retained Sponsor Incentive Units will not be transferable under any circumstances except as provided for in Section 2 or Section 6 hereof. Such Recipient further understands that any certificates evidencing the Retained Sponsor Incentive Units may bear a legend referring to the foregoing restrictions. Such Recipient has been given the opportunity to (i) ask questions of and receive answers from the Sponsor and the SPAC concerning the terms and conditions of the Retained Sponsor Incentive Units, and the business and financial condition of the SPAC and (ii) obtain any additional information that the Sponsor possesses or can acquire without unreasonable effort or expense that is necessary to assist such Recipient in evaluating the advisability of the receipt of the Retained Sponsor Incentive Units and an investment in the SPAC. Such Recipient is not relying on any oral representation made by any person as to the SPAC or its operations, financial condition or prospects. Such Recipient is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933.

Section 6. Assignment of Rights. The Recipient may assign the Retained Sponsor Incentive Units only as may be permitted by the SPAC (or Pubco if after the consummation of an initial business combination) and the Sponsor. Any transfer in violation of this Section 6 shall be null and void ab initio.

Section 7. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 8. Governing Law. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

Section 9. Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the City of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

Section 10. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (i) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.

Section 11. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties; provided, however, that no party may assign its rights hereunder without the prior written consent of the other Parties.

Section 12. Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice.

If to the Recipient: Blue Bird Capital Enterprises, LLC 1-1800 Sunset Harbour Dr. Miami Beach, FL 33139 Attention: Justus Parmar Email: jparmar@investfortuna.com

If to the Sponsor:

Mercury Capital LLC
2021 Fillmore St. #2089
San Francisco, CA 94115

Attention: Kanishka Roy

E-mail: kanishka@plumpartners.com

If to Pubco after the Closing :

Tactical Resources Corp.

1500 – 1055 West Georgia Street

Vancouver, BC V6E 4N7

Canada

Attention: Kuljit Basi

Email: jbasi@tacticalresources.com

Section 13. Delays or Omissions. No delay or omission to exercise any right, power or remedy upon any breach or default under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default.

Section 14. Waiver of Default. No waiver with respect to any breach or default in the performance of any obligation under the terms of this Agreement shall be deemed to be a waiver with respect to any subsequent breach or default, whether of similar or different nature. Any waiver, permit, consent or approval of any kind or character shall be effective only if made in writing and only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by virtue of law or otherwise afforded to any holder, shall be cumulative and not alternative.

Section 15. Third-Party Beneficiaries. The parties hereto acknowledge and agree that SPAC (or, from and after the Closing, Pubco) is an intended third-party beneficiary hereof and can enforce the Sponsor’s rights hereunder as if it were a party hereto. Except as provided in the immediately preceding sentence, nothing in this Agreement shall confer any rights upon any individual or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

Section 16. Miscellaneous. This Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. Except as otherwise provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

SPONSOR:

Mercury Capital LLC

By:
Name:	Kanishka Roy
Title:	Managing Member

RECIPIENT:

Blue Bird Capital Enterprises, LLC

By:
Name:	Justus Parmar
Title:	Managing Member

Schedule A

Entity’s Name	Number of Sponsor Incentive Units
Blue Bird Capital Enterprises, LLC	A number of Sponsor Incentive Units equal to 50% of all Retained Sponsor Incentive Units